Exhibit 99.1

北京市朝阳区建国路77号华贸中心3号写字楼34层 邮编：100025

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: （86-10）5809 1000 F: （86-10）5809 1100

LEGAL OPINION

March 25, 2026

To: Texxon Holding Limited

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, rules, judicial interpretations and other legislations of the PRC effective and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”). We are acting as the PRC legal counsel to Texxon Holding Limited (the “Company”), a Cayman Islands holding company with substantially all of its operations in China, in connection with the proposed public offering (the “Offering”) of certain number of ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments, supplements, information, documents and exhibits filed with or incorporated by reference into such registration statement (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, in relation to the Offering.

A.	Documents and Assumptions

In rendering this opinion, we have reviewed the Company’s Registration Statement and other documents (collectively the “Documents”). In addition, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entities (as defined below), the Company and appropriate representatives of the Company. In delivering this opinion, we have made the following assumptions:

(1)	Except as stated herein, each of the Documents is legal, valid, binding and enforceable in accordance with its respective governing laws, other than PRC Laws, in any and all respects; each of the parties to the Documents, other than the PRC Entities, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its, her or his obligations under the documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(2)	that the Documents submitted to us still exist, remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action; and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(3)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with；

(4)	that all Documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the Documents submitted to us are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

(5)	that all Documents have been validly authorized, executed or delivered by all of the entities thereto, other than the PRC Entities, and such entities parties to the Documents have full power and authority to enter into, and have duly executed and delivered such Documents;

(6)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion, including but not limited to factual statements set forth in the Documents, are true, correct and complete;

(7)	that all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all Documents submitted to us have been obtained or made, and are in full force and effect as of the date thereof;

(8)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Government Agencies and are complete, true and correct;

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entity from any Government Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Government Agencies for such purposes; and

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) financial, appraisal or accounting matters; and (b) review of technical or environmental issues. This opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws involve uncertainties in their interpretation and implementation, which are subject to the discretion of the Government Agencies or the PRC courts.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CAC”	means the Cyberspace Administration of China.

“CSRC”	means the China Securities Regulatory Commission.

“Cybersecurity Review Measures”	means the Measures for Cybersecurity Review issued by the CAC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology, the Ministry of Public Security of the PRC, the Ministry of State Security of the PRC, the Ministry of Finance of the PRC, the Ministry of Commerce of the PRC, the People’s Bank of China, the State Administration for Market Regulation of the PRC, the National Radio and Television Administration of the PRC, the CSRC, the National Administration of State Secrets Protection of the PRC and the State Cryptography Administration of the PRC on December 28, 2021, which came into effect on February 15, 2022.

“Government Agencies”	means any and all competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC, and “Government Agency” means any of them.

“Governmental Authorizations”	means any approvals, consents, permits, authorizations, exemptions, waivers, endorsements, annual inspections, qualifications and licenses from, and any filings and registrations with, any Government Agency as required by PRC Laws.

“Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the CSRC on February 17, 2023, and effective as of March 31, 2023.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“Negative List”	means the Special Administrative Measures (Negative List) for Foreign Investment Access (2024 Edition), which were jointly promulgated by the National Development and Reform Commission of the PRC and the Ministry of Commerce of the PRC.

“PRC Entities”	means the entities listed in Annex I hereto, and “PRC Entity” means any of them.

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“WFOE”	means HuanSu Technology (Henan) Co., Ltd. (幻塑科技（河南）有限公司).

“Net Plastic Technology”	means Zhejiang Net Plastic Technology Co., Ltd. (浙江网塑科技股份有限公司).

C.	Opinions

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinions that on the date hereof:

(1)	PRC Entities. Each of the PRC Entities has been duly incorporated and is validly existing in good standing as companies with limited liability and has full legal person status under PRC laws. The current articles of association and the business license of each of the PRC Entities comply with the requirement of the applicable PRC Laws and are in full force and effect.

(2)	Organization Structure. The ownership structure of the PRC Entities as set forth in the Registration Statement, both currently and immediately after giving effect to this Offering, are correct and accurate in all material respects and will not result in any violation of PRC Laws currently in effect.

(3)	Business and License. The PRC Entities have sufficient corporate right, power and authority for them to own, use, and license their assets and conduct their business in the manner described in their respective business licenses and in the Registration Statement. To the best of our knowledge after due inquiry: (i) none of the PRC Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Entities, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Entities; (ii) the business presently engaged by the PRC Entities as described in the Registration Statement is not subject to the foreign investment restrictions or prohibitions set forth in the Negative List.

(4)	CSRC Filing Requirement. According to the Trial Measures, where the Company offers securities in the same overseas market after its overseas initial offering and listing, the Company is required to complete the CSRC filing in connection with this Offering within three business days after the closing thereof.

(5)	M&A Rules. Based on our understanding of the explicit provisions under PRC Laws, except as disclosed in the Registration Statement, and assuming no offer, issuance or sale of the Ordinary Shares has been or will be made directly or indirectly within the PRC, prior approval from the CSRC as required under the M&A Rules is not required for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(6)	Cybersecurity Review Measures. Based on the Company’s confirmation, as of the date hereof: (i) neither the Company nor any of the PRC Entities has been identified as a critical information infrastructure operator by any competent Government Agency under the PRC cybersecurity law; (ii) the Company and the PRC Entities do not possess or process personal information of more than one million users; (iii) the Company and the PRC Entities do not process any data that has been identified as “Important Data” by relevant Government Agencies, nor do their business activities or the Offering involve any data processing activities that may affect national security. Accordingly, the Offering does not trigger a mandatory filing for cybersecurity review under the Cybersecurity Review Measures. However, there are substantial uncertainties regarding the interpretation and application of the Cybersecurity Review Measures, other PRC Laws and future PRC Laws, and the relevant Governmental Agencies in the PRC may take a view that is contrary to or otherwise different from our opinions stated herein and may initiate cybersecurity review on the PRC Entities at their discretion.

(7)	Taxation. The statements made in the Registration Statement under the sections entitled “Taxation – People’s Republic of China Taxation” with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects and to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(8)	Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(9)	PRC Laws. The statements set forth in the Registration Statement in the prospectus cover page, under the sections entitled “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Enforceability of Judgments”, “Regulation”, “Legal Matters” to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has come to our attention, insofar as PRC Laws are concerned, that causes us to believe that there is any omission from such statements which causes such statements misleading in any material respect.

The foregoing opinions are strictly limited to matters of the PRC Laws. We assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in future and that may alter, affect or modify the opinions expressed herein.

The opinions expressed above are subject to the following qualifications:

(1)	Our opinions are strictly limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due and reasonable inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Entities and Government Agencies.

(7)	Except as stated herein, we have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Entities or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Judgments”, “Corporate History and Structure,” “Taxation”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This opinion is rendered to you and is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose other than as required by law or regulation and in connection with this Offering without our prior written consent.

SIGNATURE PAGE

Yours faithfully

Jingtian & Gongcheng

/s/ Jingtian & Gongcheng

Annex I

List of PRC Entities

1.	HuanSu Technology (Henan) Co., Ltd.(幻塑科技(河南)有限公司)

2.	Zhejiang Net Plastic Technology Co., Ltd. (浙江网塑科技股份有限公司)

3.	Net Plastic (Ningbo) Supply Chain Management Co., Ltd. (网塑（宁波）供应链管理有限公司)

4.	Qingdao Zhongguang Yiyun Supply Chain Management Co., Ltd. (青岛中光亿云供应链管理有限公司)

5.	Shanghai Net Plastic Supply Chain Management Co., Ltd. (上海网塑供应链管理有限公司)

6.	Net Plastic Technology (Henan) Co., Ltd. (网塑科技（河南）有限公司)

7.	Henan Jisu Logistics Co.,Ltd (河南极塑物流有限公司)

8.	Anhui Zhongke Net Plastic Technology Co., Ltd. (安徽中科网塑科技有限公司)

9.	Beijing Yongsu Technology Co., Ltd. (北京永塑科技有限公司)

10.	Henan Net Plastic Supply Chain Management Co., Ltd. (河南网塑供应链管理有限公司)

11.	Henan Net Plastic New Material Technology Co., Ltd. (河南网塑新材料科技股份有限公司)

12.	Net Plastic Juhe (Henan) Sales Co., Ltd. (网塑聚合（河南）销售有限公司)

13.	Net Plastic Juhe (Zhejiang) Chemical Sales Co., Ltd. (网塑聚合（浙江）化工销售有限公司)